UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2008

SYNTROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-21911	73-1565725
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4322 South 49th West Avenue Tulsa, Oklahoma	74107
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 592-7900

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of De-listing or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 28, 2008, Syntroleum Corporation (Company) received a letter from the Listing Qualifications Staff of The NASDAQ Stock Market (“Staff”) indicating that, based upon the Company’s non-compliance with the $50 million market value of listed securities requirement set forth in NASDAQ Marketplace Rule 4450(b)(1)(A), the Company’s common stock was subject to delisting from The NASDAQ Global Market unless the Company requested a hearing before a NASDAQ Listing Qualifications Panel (“Panel”). The NASDAQ letter followed prior correspondence from the Staff regarding the Company’s market value of listed securities, which was disclosed in the Company’s press release dated January 31, 2008.

The Company applied on March 25, 2008, to transfer the listing of its securities from the NASDAQ Global Market to the NASDAQ Capital Market. On March 27, 2008 the Company received notification that the application had been approved. The Company’s securities will be transferred to The NASDAQ Capital Market at the opening of business on March 31, 2008. The stock will continue to trade under the symbol SYNM. ”

If compliance with the $1.00 bid price requirement cannot be demonstrated by July 30, 2008, the NASDAQ Staff will determine whether the Company meets the Capital Market initial listing criteria set forth in Marketplace Rule 4310(c). If it meets the initial inclusion criteria, the Staff will notify the Company that it has been afforded an additional compliance period, up to January 26, 2009. Otherwise, the Staff will provide written notification that the Company’s securities will be delisted. At that point, the Company may appeal the Staff’s determination to delist its securities to a Listing Qualifications Panel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SYNTROLEUM CORPORATION

Dated: March 31, 2008

By: /s/ Karen L. Gallagher
Karen L. Gallagher
Senior Vice President, Principal Financial Officer